Exhibit 99.1

CONTACTS:
Tapestry, Inc.
Media:
Andrea Shaw Resnick
Chief Communications Officer
212/629-2618
aresnick@tapestry.com
Analysts and Investors:
Christina Colone
Global Head of Investor Relations
212/946-7252
ccolone@tapestry.com
Kelsey Mueller
212/946-8183
Investor Relations
kmueller@tapestry.com

TAPESTRY, INC. DELIVERS Q3 EARNINGS AHEAD OF EXPECTATIONS

•	Drove Fiscal Third Quarter Operating Income and EPS Outperformance Versus Expectations Fueled by 190 Basis Points of Gross Margin Expansion

•	Generated Robust Operating and Free Cash Flow of Over $900 Million Year-to-Date, Significantly Above Prior Year

•	Maintained EPS Outlook for Fiscal Year 2024

Link to Download Tapestry’s Q3 Earnings Presentation, Including Brand Highlights

New York, May 9, 2024 – Tapestry, Inc. (NYSE: TPR), a house of iconic accessories and lifestyle brands consisting of Coach, Kate Spade, and Stuart Weitzman, today reported results for the fiscal third quarter ended March 30, 2024.

Joanne Crevoiserat, Chief Executive Officer of Tapestry, Inc., said, “Our third quarter earnings results outperformed expectations, reflecting our unwavering commitment to disciplined brand building and operational excellence.  Our talented global teams continued to advance our long-term initiatives, fueling innovation and consumer connections, while successfully harnessing the power of our customer engagement platform to navigate the dynamic backdrop with focus and agility. Moving forward, we are confident in our vision for the future and the significant runway to drive sustainable growth and shareholder value.”

10 HUDSON YARDS, NEW YORK, NY 10001 TELEPHONE 212 594 1850  FAX 212 594 1682  WWW.TAPESTRY.COM

Tapestry, Inc. Financial & Strategic Highlights
Throughout the fiscal third quarter, the Company advanced its strategic priorities to:

Build Lasting Customer Relationships

•	Drove customer engagement, acquiring approximately 1.2 million new customers in North America alone, of which over half were Gen Z and Millennials.

Power Global Growth

•
Delivered total revenue approximately in-line with prior year in constant currency, consistent with the low-end of the guidance range, including a decline in direct-to-consumer sales, offset by growth in wholesale, led by International;

•
Achieved International revenue growth of 3% at constant currency, which included gains in Europe (+19%), Other Asia (+15%), and Japan (+2%); as expected, sales in Greater China declined 2% compared to the prior year;

•	Realized a 3% decline in North America compared to the prior year, amid a challenging consumer backdrop;

•
Drove adjusted earnings per diluted share roughly $0.15 ahead of expectations due to operational outperformance, as well as a favorable expense timing shift of approximately $0.06 with the fiscal fourth quarter;

•	Generated robust operating and free cash flow of over $900 million on a year-to-date basis, above prior year, fueling the Company’s strategic growth agenda.

Deliver Compelling Omni-Channel Experiences

•	Launched immersive retail experiences and new concepts globally, which drove awareness and an increase in customer penetration among younger cohorts;

•	Maintained strong Digital positioning, with revenue more than three times above pre-pandemic levels, or over 25% of sales.

Fuel Fashion Innovation and Product Excellence

•	Delivered compelling and distinctive assortments to consumers, with notable momentum at Coach, which drove handbag AUR growth at constant currency;

•	Expanded gross margin by 190 basis points, benefiting from lower freight expense, FX tailwinds, and operational outperformance;

•	Maintained tight inventory control, ending the quarter with inventory levels 12% below the prior year, reflecting the Company’s focus on disciplined inventory management.

Overview of Fiscal 2024 Third Quarter Financial Results
•
Net sales totaled $1.48 billion compared to $1.51 billion in the prior year period, representing a decline of 2% on a reported basis.  Excluding a currency headwind of approximately 160 basis points, sales were approximately even with the prior year.

•
Gross profit totaled $1.11 billion, while gross margin was 74.7%, which included a benefit of 100 basis points from lower freight expense, FX tailwinds, as well as operational improvements.  This compared to prior year gross profit of $1.10 billion, representing a gross margin of 72.8%.

•
SG&A expenses totaled $903 million and represented 60.9% of sales on a reported basis.  On a non-GAAP basis, SG&A expenses totaled $868 million and represented approximately 58.6% of sales.  In the prior year period, SG&A expenses on both a reported and non-GAAP basis totaled $872 million, representing 57.8% of sales.

•
Operating income was $204 million on a reported basis, while operating margin was 13.8%.  On a non-GAAP basis, operating income was $239 million, while operating margin was 16.1%.  This compares to reported and non-GAAP operating income of $226 million and a 15.0% operating margin in the prior year period.

•
Net interest expense was $32 million on a reported basis, reflecting the incremental debt incurred related to the financing of the proposed acquisition of Capri Holdings Limited.  On a non-GAAP basis, net interest income was $1 million.  This compared to net interest expense of $6 million in the prior year period on both a reported and non-GAAP basis.

•
Other expense was $3 million, primarily due to an FX loss associated with the movement of the U.S. Dollar within the quarter.  This compared to other income of $3 million in the prior year period primarily related to an FX gain.

•
Net income was $139 million, with earnings per diluted share of $0.60.  On a non-GAAP basis, net income was $190 million, with earnings per diluted share of $0.81.  In the prior year period, net income was $187 million, with earnings per diluted share of $0.78 on both a reported and non-GAAP basis.  On a reported basis, the tax rate for the quarter was 17.7% and 19.9% on a non-GAAP basis.  In the prior year period, the tax rate was 16.4% on both a reported and non-GAAP basis.

Balance Sheet and Cash Flow Highlights

•
Cash, cash equivalents and short-term investments totaled $7.42 billion and total borrowings outstanding were $7.70 billion, reflecting $6.1 billion in senior notes issued in November 2023 to fund the anticipated acquisition of Capri Holdings Limited.

•	Inventory of $824 million was below the prior year’s ending inventory of $934 million.

•
Cash flow from operating activities for the fiscal third quarter was an inflow of $98 million compared to an inflow of $112 million in the prior year. On a year-to-date basis, cash flow from operating activities was an inflow of $1.00 billion compared to an inflow of $575 million in the prior year.  Free cash flow for the fiscal third quarter was an inflow of $79 million compared to an inflow of approximately $71 million in the prior year.  On a year-to-date basis, free cash flow was an inflow of $937 million compared to an inflow of approximately $425 million in the prior year.

•
CapEx and implementation costs related to Cloud Computing for the fiscal third quarter were $29 million versus $57 million a year ago. On a year-to-date basis, CapEx and implementation costs related to Cloud Computing were $88 million versus $206 million a year ago.

Dividend
The Company’s Board of Directors declared a quarterly cash dividend of $0.35 per common share payable on June 24, 2024, to shareholders of record as of the close of business on June 7, 2024.

In the fiscal year, Tapestry continues to expect to return approximately $325 million to shareholders through dividend payments for an anticipated annual dividend rate of $1.40 per share, an increase of 17% from prior year.

Acquisition of Capri Holdings Limited
On August 10, 2023, Tapestry, Inc. announced a definitive agreement to acquire Capri Holdings Limited, establishing a powerful global house of iconic luxury and fashion brands. Importantly, this transaction will bring significant benefits to the combined Company’s customers, employees, partners, and shareholders around the world.  Further, the acquisition builds on Tapestry’s track record as a consumer-centric brand-builder and disciplined operator and accelerates its strategic and financial growth agenda.

The combination is expected to:
•
Expand the Company’s portfolio reach and diversification across consumer segments, geographies and product categories within the growing $200+ billion global luxury market for handbags, accessories, footwear and apparel;

•	Leverage Tapestry’s consumer engagement platform to drive direct-to-consumer opportunities;
•	Unlock opportunity for significant cost synergies of over $200 million within three years of closing;
•
Generate highly diversified, strong, and consistent cash flow, enabling investment in the combined entity’s brands, talent, and business while supporting rapid debt paydown, consistent with the Company’s commitment to achieving its stated target of a gross leverage ratio of below 2.5x debt/adjusted EBITDA within 24 months of transaction close;

•	Power continued progress as a purpose-led, people-centered company; and,
•	Create a path to deliver enhanced total shareholder returns, including strong double-digit EPS accretion on an adjusted basis and compelling ROIC.

On April 22, 2024, the Federal Trade Commission (FTC) filed a lawsuit in an attempt to block the proposed acquisition.  The Company is confident in the merits and pro-competitive, pro-consumer nature of this transaction and looks forward to presenting its strong legal arguments in court, working expeditiously to close the transaction in calendar year 2024.

Non-GAAP Reconciliation
During the fiscal third quarter of 2024, Tapestry recorded certain items that decreased the Company’s pre-tax income by $68 million, net income by $51 million, and earnings per diluted share by approximately $0.21.  These items relate to costs associated with the proposed acquisition of Capri Holdings Limited, primarily professional fees and financing charges.

Please refer to Financial Schedules 3 and 4 included herein for a detailed reconciliation of the Company’s reported GAAP to non-GAAP results.

Financial Outlook
Tapestry now expects the following for Fiscal 2024, which replaces all previous guidance and is provided on a non-GAAP basis:

•	Revenue of over $6.6 billion, approximately in-line with prior year on a reported basis and representing growth of approximately 1% on a constant currency basis;
•	Net interest expense of approximately $12 million;
•	Tax rate of approximately 20%;
•	Weighted average diluted share count of approximately 233 million shares;
•	Earnings per diluted share of $4.20 to $4.25, representing 8% to 9% growth compared to the prior year;
•	Free cash flow of approximately $1.1 billion, excluding deal-related costs.

Please note this outlook assumes the following:
•	No revenue or earnings contribution or deal-related costs related to the proposed acquisition of Capri Holdings Limited;
•	No further appreciation of the U.S. Dollar; information provided based on spot rates at the time of forecast;
•	No material worsening of inflationary pressures or consumer confidence; and
•	No benefit from the potential reinstatement of the Generalized System of Preferences (“GSP”).

Given the dynamic nature of these and other external factors, financial results could differ materially from the outlook provided.

Financial Outlook - Non-GAAP Adjustments:
The Company is not able to provide a full reconciliation of the non-GAAP financial measures to GAAP presented in this release and on the Company’s conference call because certain material items that impact these measures, such as the timing and exact amount of acquisition, financing, purchase accounting and integration-related charges and Company costs associated with the acquisition of Capri Holdings Limited have not yet occurred and cannot be reasonably estimated at this time. Accordingly, a reconciliation of the Company’s non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.

Conference Call Details
The Company will host a conference call to review these results at 8:00 a.m. (ET) today, May 9, 2024.  Interested parties may listen to the conference call via live webcast by accessing www.tapestry.com/investors or calling 1-866-847-4217 or 1-203-518-9845 and providing the Conference ID 6217631.  A telephone replay will be available starting at 12:00 p.m. (ET) today for a period of five business days. To access the telephone replay, call 1-800-283-4641 or 1-402-220-0851. A webcast replay of the earnings conference call will also be available for five business days on the Tapestry website.  In addition, presentation slides have been posted to the Company’s website at www.tapestry.com/investors.

Upcoming Events
The Company expects to report Fiscal 2024 fourth quarter and full year results on Thursday, August 15, 2024.

To receive notification of future announcements, please register at www.tapestry.com/investors (“Subscribe to E-Mail Alerts”).

About Tapestry, Inc.
Our global house of brands unites the magic of Coach, kate spade new york and Stuart Weitzman. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. We use our collective strengths to move our customers and empower our communities, to make the fashion industry more sustainable, and to build a company that’s equitable, inclusive, and diverse. Individually, our brands are iconic. Together, we can stretch what’s possible. To learn more about Tapestry, please visit www.tapestry.com. For important news and information regarding Tapestry, visit the Investor Relations section of our website at www.tapestry.com/investors. In addition, investors should continue to review our news releases and filings with the SEC. We use each of these channels of distribution as primary channels for publishing key information to our investors, some of which may contain material and previously non-public information. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

This information to be made available in this press release may contain forward-looking statements based on management’s current expectations. Forward-looking statements include, but are not limited to, the statements under  “Financial Outlook,” statements regarding long term performance, statements regarding the Company’s capital deployment plans, including anticipated annual dividend rates and share repurchase plans, and statements that can be identified by the use of forward-looking terminology such as “may,” “will,” “can,” “should,” “expect,” “expectation,” “proposed acquisition,” “looks forward to,” “move forward,” “working expeditiously,” “potential,” “intend,” “estimate,” “continue,” “guidance,” “forecast,” “outlook,” “commit,” “anticipate,” “goal,” “leveraging,” “sharpening,” transforming,”  “create,” accelerating,” “expand,” “unlock,” “generate,” “enhancing,”  “innovation,” “drive,” “targeting,” “assume,” “plan,” “effort,” “progress,” “confident,”  “future,” “uncertain,” “achieve,” “strategic,”  “growth,” “vision,” “we can stretch what’s possible,” or comparable terms. Future results may differ materially from management’s current expectations, based upon a number of important factors, including risks and uncertainties such as the impact of economic conditions, recession and inflationary measures, the impact of the Covid-19 pandemic, risks associated with operating in international markets and our global sourcing activities, the ability to anticipate consumer preferences and retain the value of our brands, including our ability to execute on our e-commerce and digital strategies, the ability to successfully implement the initiatives under our 2025 growth strategy, the effect of existing and new competition in the marketplace, our ability to control costs, the effect of seasonal and quarterly fluctuations on our sales or operating results; the risk of cybersecurity threats and privacy or data security breaches, our ability to protect against infringement of our trademarks and other proprietary rights, the impact of tax and other legislation, the risks associated with potential changes to international trade agreements and the imposition of additional duties on importing our products, our ability to achieve intended benefits, cost savings and synergies from acquisitions including our proposed acquisition of Capri Holdings Limited (“Capri”), the anticipated impact of the proposed acquisition of Capri on the combined company’s business and future financial and operating results, the anticipated closing date for the proposed acquisition of Capri, the satisfaction of the conditions precedent to consummation of the proposed acquisition of Capri, including the ability to secure regulatory approval in the United States on the terms expected, at all or in a timely manner, the outcome of the antitrust lawsuit by the Federal Trade Commission against us and Capri related to the consummation of the proposed acquisition, the impact of pending and potential future legal proceedings, and the risks associated with climate change and other corporate responsibility issues, etc. In addition, purchases of shares of the Company’s common stock will be made subject to market conditions and at prevailing market prices. Please refer to the Company’s latest Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors. The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

Schedule 1:  Consolidated Statements of Operations

SCHEDULE 1

TAPESTRY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Quarter and Nine Months Ended March 30, 2024 and April 1, 2023
(in millions, except per share data)
	(unaudited) QUARTER ENDED		(unaudited) NINE MONTHS ENDED
	March 30, 2024	April 1, 2023	March 30, 2024	April 1, 2023

Net sales	$1,482.4	$1,509.5	$5,080.1	$5,041.4
Cost of sales	375.0	411.2	1,381.8	1,499.2
Gross profit	1,107.4	1,098.3	3,698.3	3,542.2
Selling, general and administrative expenses	903.1	872.0	2,793.2	2,643.4
Operating income (loss)	204.3	226.3	905.1	898.8
Interest expense, net	32.0	6.1	94.5	21.4
Other expense (income)	2.8	(3.0)	(0.5)	1.1
Income (loss) before provision for income taxes	169.5	223.2	811.1	876.3
Provision (benefit) for income taxes	30.1	36.5	154.4	164.4
Net income (loss)	$139.4	$186.7	$656.7	$711.9
Net income (loss) per share:
Basic	$0.61	$0.80	$2.87	$2.99
Diluted	$0.60	$0.78	$2.82	$2.93
Shares used in computing net income (loss) per share:
Basic	229.5	234.6	229.0	238.4
Diluted	234.2	239.7	232.8	243.2

Schedule 2:  Detail to Net Sales

SCHEDULE 2

TAPESTRY, INC.
DETAIL TO NET SALES
For the Quarter and Nine Months Ended March 30, 2024 and April 1, 2023
(in millions)
(unaudited)

	QUARTER ENDED
	March 30, 2024	April 1, 2023	% Change vs. FY23	Constant Currency % Change FY23

Coach	$1,145.6	$1,144.0	—%	2%
Kate Spade	280.7	297.2	(6)%	(5)%
Stuart Weitzman	56.1	68.3	(18)%	(17)%
Total Tapestry	$1,482.4	$1,509.5	(2)%	—%

	NINE MONTHS ENDED
	March 30, 2024	April 1, 2023	% Change vs. FY23	Constant Currency % Change FY23

Coach	$3,844.9	$3,713.0	4%	5%
Kate Spade	1,044.3	1,109.4	(6)%	(5)%
Stuart Weitzman	190.9	219.0	(13)%	(12)%
Total Tapestry	$5,080.1	$5,041.4	1%	2%

Schedules 3 & 4:  Consolidated Segment Data and GAAP to Non-GAAP Reconciliation

SCHEDULE 3

TAPESTRY, INC.
CONSOLIDATED SEGMENT DATA AND
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Quarter Ended March 30, 2024			For the Nine Months Ended March 30, 2024
	Items Affecting Comparability			Items Affecting Comparability
	GAAP Basis (As Reported)	Acquisition Costs	Non-GAAP Basis (Excluding Items)	GAAP Basis (As Reported)	Acquisition Costs	Non-GAAP Basis (Excluding Items)

Gross Profit
Coach	891.3	—	891.3	2,906.4	—	2,906.4
Kate Spade	183.6	—	183.6	676.9	—	676.9
Stuart Weitzman	32.5	—	32.5	115.0	—	115.0
Gross profit	$1,107.4	$—	$1,107.4	$3,698.3	$—	$3,698.3

SG&A expenses
Coach	528.6	—	528.6	1,644.1	—	1,644.1
Kate Spade	173.6	—	173.6	568.2	—	568.2
Stuart Weitzman	37.2	—	37.2	126.9	—	126.9
Corporate	163.7	35.0	128.7	454.0	82.9	371.1
SG&A expenses	$903.1	$35.0	$868.1	$2,793.2	$82.9	$2,710.3

Operating income (loss)
Coach	362.7	—	362.7	1,262.3	—	1,262.3
Kate Spade	10.0	—	10.0	108.7	—	108.7
Stuart Weitzman	(4.7)	—	(4.7)	(11.9)	—	(11.9)
Corporate	(163.7)	(35.0)	(128.7)	(454.0)	(82.9)	(371.1)
Operating income (loss)	$204.3	$(35.0)	$239.3	$905.1	$(82.9)	$988.0

Interest expense, net	32.0	32.9	(0.9)	94.5	83.7	10.8

Provision for income taxes	30.1	(17.2)	47.3	154.4	(40.2)	194.6
Net income (loss)	$139.4	$(50.7)	$190.1	$656.7	$(126.4)	$783.1
Net income (loss) per diluted common share	$0.60	$(0.21)	$0.81	$2.82	$(0.54)	$3.36

SCHEDULE 4
TAPESTRY, INC.
CONSOLIDATED SEGMENT DATA AND
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Quarter Ended April 1, 2023	For the Nine Months Ended April 1, 2023
	GAAP Basis (As Reported)(1)	GAAP Basis (As Reported)(1)

Gross Profit
Coach	866.5	2,710.7
Kate Spade	191.1	701.0
Stuart Weitzman	40.7	130.5
Gross profit	$1,098.3	$3,542.2

SG&A expenses
Coach	524.3	1,576.1
Kate Spade	183.1	600.8
Stuart Weitzman	39.9	134.1
Corporate	124.7	332.4
SG&A expenses	$872.0	$2,643.4

Operating income (loss)
Coach	342.2	1,134.6
Kate Spade	8.0	100.2
Stuart Weitzman	0.8	(3.6)
Corporate	(124.7)	(332.4)
Operating income (loss)	$226.3	$898.8

Provision for income taxes	36.5	164.4
Net income (loss)	$186.7	$711.9
Net income (loss) per diluted common share	$0.78	$2.93

(1) There were no items affecting comparability in the third quarter and first nine months of fiscal 2023.

Management utilizes non-GAAP and constant currency measures to conduct and evaluate its business during its regular review of operating results for the periods affected and to make decisions about Company resources and performance. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. Additionally, the Company believes presenting these metrics on a constant currency basis will help investors and analysts to understand the effect of significant year-over-year foreign currency exchange rate fluctuations on these performance measures and provide a framework to assess how business is performing and expected to perform excluding these effects.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The Company’s management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.

The Company operates on a global basis and reports financial results in U.S. dollars in accordance with GAAP. Percentage increases/decreases in net sales for the Company and each segment have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and compared to the same periods in the prior quarter and fiscal year. The Company calculates constant currency net sales results by translating current period net sales in local currency using the prior year period’s currency conversion rate.

The segment operating income and supplemental segment SG&A expenses presented in the Consolidated Segment Data, and GAAP to non-GAAP Reconciliation Table above, as well as SG&A expense ratio, and operating margin, are considered non-GAAP measures. These measures have been presented both including and excluding acquisition costs for the third quarter and first nine months of fiscal year 2024. In addition, segment Operating Income (loss), Net income (loss), and Net Income (loss) per diluted common share, have been presented both including and excluding acquisition costs for the third quarter and first nine months of fiscal year 2024.

There were no items affecting comparability for the third quarter and first nine months of fiscal year 2023.

The Company also presents free cash flow, which is a non-GAAP measure, Free cash flow is calculated by taking the “Net cash flows provided by (used in) operating activities” less “Purchases of property and equipment” from the Condensed Consolidated Statement of Cash Flows. The Company believes that free cash flow is an important liquidity measure of the cash that is available after capital expenditures for operational expenses and investment in our business. The Company believes that free cash flow is useful to investors because it measures the Company’s ability to generate or use cash. Once our business needs and obligations are met, cash can be used to maintain a strong balance sheet, invest in future growth and return capital to stockholders. Adjusted EBITDA is calculated as Net Income, excluding, Interest expense, Provision for income taxes, Depreciation and amortization, Cloud computing amortization costs, Shared-based compensation and Items affecting comparability including Acquisition and Integration costs.

Schedule 5:  Condensed Consolidated Balance Sheets

SCHEDULE 5

TAPESTRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At March 30, 2024 and July 1, 2023
(in millions)

	(unaudited) March 30, 2024	(audited) July 1, 2023
ASSETS
Cash, cash equivalents and short-term investments	$7,418.0	$741.5
Receivables	276.7	211.5
Inventories	824.1	919.5
Other current assets	478.2	491.0
Total current assets	8,997.0	2,363.5
Property and equipment, net	518.4	564.5
Operating lease right-of-use assets	1,352.1	1,378.7
Other assets	2,860.4	2,810.1
Total assets	$13,727.9	$7,116.8
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$373.1	$416.9
Accrued liabilities	658.9	547.1
Current portion of operating lease liabilities	308.9	297.5
Current debt	25.0	25.0
Total current liabilities	1,365.9	1,286.5
Long-term debt	7,673.7	1,635.8
Long-term operating lease liabilities	1,262.2	1,333.7
Other liabilities	651.0	583.0
Stockholders’ equity	2,775.1	2,277.8
Total liabilities and stockholders’ equity	$13,727.9	$7,116.8

Schedule 6: Condensed Consolidated Statement of Cash Flows

SCHEDULE 6

TAPESTRY, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the Nine Months Ended March 30, 2024 and April 1, 2023
(in millions)

	(unaudited) March 30, 2024	(unaudited) April 1, 2023
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES
Net income (loss)	$656.7	$711.9
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	125.8	130.5
Other non-cash items	100.7	45.7
Changes in operating assets and liabilities	116.4	(313.3)
Net cash provided by (used in) operating activities	999.6	574.8

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES
Purchases of property and equipment	(62.7)	(149.6)
Purchases of investments	(1,126.0)	(6.3)
Other items	702.6	196.5
Net cash provided by (used in) investing activities	(486.1)	40.6

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES
Payment of dividends	(240.9)	(214.2)
Repurchase of common stock	—	(502.0)
Proceeds from issuance of debt, net of discount	6,089.5	—
Other items	(115.0)	(52.5)
Net cash provided by (used in) financing activities	5,733.6	(768.7)
Effect of exchange rate on cash and cash equivalents	1.9	0.7

Net (decrease) increase in cash and cash equivalents	6,249.0	(152.6)
Cash and cash equivalents at beginning of period	$726.1	$789.8
Cash and cash equivalents at end of period	$6,975.1	$637.2

Schedules 7 & 8: Store Count by Brand

SCHEDULE 7

TAPESTRY, INC.
STORE COUNT
At December 30, 2023 and March 30, 2024
(unaudited)

	As of			As of
Directly-Operated Store Count:	December 30, 2023	Openings	(Closures)	March 30, 2024
Coach
North America	331	1	(6)	326
International	613	4	(6)	611

Kate Spade
North America	205	1	(8)	198
International	194	2	(11)	185

Stuart Weitzman
North America	38	—	—	38
International	61	3	(2)	62

SCHEDULE 8

TAPESTRY, INC.
STORE COUNT
At July 1, 2023 and March 30, 2024
(unaudited)

	As of			As of
Directly-Operated Store Count:	July 1, 2023	Openings	(Closures)	March 30, 2024
Coach
North America	330	3	(7)	326
International	609	17	(15)	611

Kate Spade
North America	205	2	(9)	198
International	192	7	(14)	185

Stuart Weitzman
North America	36	2	—	38
International	57	10	(5)	62

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